Consent of Independent Registered Public Accounting Firm



     We have issued our report dated July 1, 2004, accompanying the financial statement and schedule incorporated by reference or included in the Annual Report of First National Bank of Chester County Retirement Savings Plan on Form 11-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of First Chester County Corporation on Forms S-8 and Forms S-3 (File No. 333-09241, effective July 31, 1996, File No. 333-15733, effective November 7, 1996, File No. 333-33411, effective August 12, 1997, File No. 333-33175, effective August 8, 1997, File No. 333-69315, effective December 21, 1998, File No. 333-107739 effective date August 7, 2003, and File No. 333-107763  effective date August 8,
2003).





/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
July 13, 2004